Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as Jan 6, 2013 (“Effective Date”), by and between Ambrx, Inc., a Delaware corporation (the “Company”), and Lawson Macartney (“Executive”).

The parties agree as follows;

1.   Employment.  The Company hereby employs Executive commenting effective as of February 1, 2013 (the “Employment Commencement Date”), and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.   Duties.

2.1        Position.  Executive shall be employed as the Company’s President & Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”), and shall have the duties and responsibilities customarily associated with such position and as may be reasonably assigned from time to time by the Board, Executive shall perform faithfully and diligently all functions associated with his position and all duties assigned to him.-So long as Executive is serving as the President & Chief Executive Officer of the Company, he will be nominated by the Board to, and if elected by the stockholders of the Company, serve as a member of, the Board.

2.2        Best Efforts/Full-Time.  Executive shall perform the duties and responsibilities assigned to him by the Board on behalf of the Company to the best of his abilities and with reasonable diligence, and shall abide by all lawful policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive shall act in the best interest of the Company at all times, Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company.

2.3        Policies and Procedures.  Executive agrees to comply with the Company’s regular policies and procedures as such policies and procedures may be modified from time to time, including, but not limited to, maintaining the confidentiality of the Company’s confidential information, assigning to the Company inventions made by Executive during the term of his employment and not pursuing competitive activities during the term of employment.

3.   At-Will Employment Relationship.  Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. In addition, the Company reserves the right to modify Executive’s position or duties to meet business needs and to use discretion in deciding on appropriate discipline. No representative of the Company, other than an authorized representative of the Board, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship. If Executive’s employment with the Company terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

4.   Compensation.

4.1        Base Salary.  As compensation for Executive’s performance of his duties hereunder, the Company shall pay to Executive an initial bi-weekly base salary paid of $ 17,307.70 per pay period (an annual rate of $450,000 per year) (the “Base Salary”). The Base Salary is payable in arrears in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive shall earn the Base Salary prorated to the date of termination of employment.

4.2        Discretionary Bonus.  Executive shall participate in such bonus plan or plans as in effect from time-to-time and applicable to the senior management of the Company. Executive’s target bonus award under such bonus plan shall be forty percent (40%) of Executive’s Base Salary (the Target Bonus”). Executive’s bonus (if any) shall be determined by the Board or its designee, in its sole and absolute discretion, in accordance with the terms and conditions of the Company’s bonus plan. The Executive’s 2013 annual bonus will be based on performance criteria to be approved by the Board of Directors no later than March 31, 2013.

4.3        Commuting Allowance.

(a)        For each of the first three twelve (12) month periods following the Employment Commencement Date, the Company shall provide to Executive $100,000 in cash (“Commuting Allowance Amounts”) for the expenses incurred by Executive to maintain a separate apartment in the County of San Diego, California and to assist with commuting expenses to and from the Company’s corporate offices in San Diego, California. The Commuting Allowance Amounts shall be paid in quarterly installments, commencing on the Employment Commencement Date and every three (3) months thereafter on the date of the applicable calendar month corresponding with the Employment Commencement Date, provided that the Executive remains an employee of the Company through each applicable Commuting Allowance installment payment date. For ease of administration, each installment of the Commuting Allowance Amount may be paid through the Company’s payroll practices during the applicable calendar month in which such payment is due. The Commuting Allowance Amounts shall be treated as taxable compensation at the time of payment and shall be subject to any tax withholding and payroll deductions required by applicable law. Following the third anniversary of the Employment Commencement Date, the Company and Executive may discuss whether to continue payment of Commuting Allowance Amounts for some additional period of time.

(b)  Except as provided below, the Commuting Allowance Amounts shall not be earned by Executive unless and until Executive has remained continuously employed by the Company through the first anniversary of the Employment Commencement Date, If Executive’s employment with the Company is terminated by the Company for Cause or by the Executive for any reason (except as provided below), in either case, before the first anniversary of the Employment Commencement Date, Executive shall repay to the Company the total Commuting Allowance Amounts provided by the Company pursuant to Section 4.3(a) as of the date of the termination of Executive’ s employment. The Company shall have the right to offset such amounts against any compensation or benefits otherwise payable to Executive on the date of termination of employment. If Executive’s employment is terminated (i) by the Company without Cause or as a result of Executive’s death or Disability, or (ii) by Executive due to, without Executive’s consent, (x) a material diminution in Executive’s authority or responsibilities (including a material adverse change in Executive’s reporting line) or (y) a material change in the geographic location at which Executive must perform his duties other than reasonably required travel on the Company’s business (for purposes of this provision, a “material change” shall not include a relocation of the Company’s headquarters to a location within fifty (50) miles of Philadelphia, Pennsylvania), in each case, before the first anniversary of the Employment Commencement Date, Executive shall earn the Commuting Allowance Amounts provided by the Company pursuant to Section 4.3(a).

4.4        Stock Awards.

(a)            (i)           Subject to the approval of the Board, the Company shall grant to Executive a stock option to purchase the number of shares of the Company’s common stock that represents four percent (4%) of the Company’s common stock on a fully-diluted basis as of the Employment Commencement Date (the “Service-Based Vesting Option”), which shall vest as follows:

(A)        25% of the shares subject to the Service-Based Vesting Option shall vest on the first year anniversary of the Employment Commencement Date, subject to Executive’s continued employment or service with the Company through such vesting date.

(B)        75% of the shares subject to the Service-Based Vesting Option shall vest in thirty-six (36) equal monthly installments on the last day of each calendar month during a three year period commencing on the first year anniversary of the Employment Commencement Date, subject to Executive’s continued employment or service with the Company through the applicable vesting date.

Such vesting terms and conditions shall be set forth in the Stock Option Agreement pursuant to which the Service-Based Vesting Option is granted. Subject to the approval by the Board, the Service-Based Vesting Options shall be granted as soon as practicable following the Employment Commencement Date.

(ii)        Performance-Based Vesting Option. Subject to the approval of the Board, the Company shall grant to Executive one or more performance-based vesting options, to be evidenced by the Stock Option Agreement most recently approved for use by the Board and pursuant to the terms and conditions set forth herein. In the event that Executive is granted an IPO Option pursuant to Section 4.4(a)(iii) hereof, Executive shall not be granted any performance-based vesting options pursuant to this Section 4.4(a)(ii).

(A)        Subject to Executive’s continued employment with the Company through the date of grant, upon return to the Company’s investors as of the Employment Commencement Date of $210 million or more (which amount represents 200% of such investors’ invested capital as of the Employment Commencement Date) through one or more mergers, acquisitions, asset sales, joint ventures, dividends or otherwise (each, a “Return Event”), as determined by the Board in its sole discretion and subject to approval by the Board, Executive shall be granted a stock option (the “Initial Performance-Based Vesting Option”) to purchase a number of shares of the Company’s common stock representing ownership of three quarters of one percent (0.75%) of the total equity of the Company on a fully diluted basis as of the Employment Commencement Date. The Initial Performance-Based Vesting Option shall be fully vested at the time of grant; and

(B)        Subject to Executive’s continued employment with the Company through the date of grant, upon return to the Company’s investors as of the Employment Commencement Date of $420 million or more (which amount represents 400% of such investors’ invested capital as of the Employment Commencement Date) through one or more Return Events, as determined by the Board in its sole discretion and subject to approval by the Board, Executive shall be granted a stock option (the “Second Performance-Based Vesting Option,” and together with the Initial Performance-Based Vesting Option, the “Performance-Based Vesting Options”) to purchase a number of shares of the Company’s common stock representing ownership of an additional three quarters of one percent (0.75%) of the total equity of the Company on a fully diluted basis as of the Employment Commencement Date, The Second Performance-Based Vesting Option shall be fully vested at the time of grant.

(iii)        Initial Public Offering Option. Subject to Executive’s continued employment through the date of grant, in the event of the initial public offering of the Company’s common stock to the general public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (an “IPO”), Executive shall be granted a stock option (the “IPO Option”) as of the date that the trading price of the shares of the Company’s common stock is established for purposes of the IPO (the “IPO Pricing Date”) to purchase a number of shares of the Company’s common stock equal to one and one half percent (1.5%) of the total equity of the Company on a fully diluted basis as of the Employment Commencement Date. The IPO Option shall vest as follows (X) 25% of the shares subject to the IPO Option shall vest on the first year anniversary of the IPO Pricing Date, subject to Executive’s continued employment or service with the Company through such vesting date, and (Y) 75% of the shares subject to the IPO Option shall vest in twelve (12) equal monthly installments on the last day of each calendar month during the twelve-month period commencing on the first year anniversary of the IPO Pricing Date, subject to Executive’s continued employment or service with the Company through each applicable vesting date. In the event that Executive is granted any Performance-Based Vesting Option pursuant to Section 4.4(a)(ii) hereof, Executive shall not be granted an IPO Option pursuant to this Section 4,4(a)(iii).

(iv)         The Service-Based Vesting Option, the Performance-Based Vesting Options and the IPO Option (collectively, the “Options”) shall be granted pursuant to the Ambrx, Inc. 2003 Stock Option Plan (or any Board-approved successor plan) (the “Incentive Plan”) and shall have an exercise price per share equal to the then-current fair market value per share of the Company s common stock (as determined pursuant to the Incentive Plan) on the date of the grant of the Options. The Options shall be incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Options shall have a ten (10) year term and shall be subject to the terms and conditions of the Incentive Plan, as in effect from time to time, and the Stock Option Agreements pursuant to which such Options are granted. The total equity of the Company on a fully diluted basis as of the Employment Commencement Date is set forth on Schedule 1 hereto.

(b)        (i)           If Executive’s employment with the Company is terminated (x) by the Company without Cause or (y) by Executive due to, without Executive’s consent, (1) a material diminution in Executive’s authority or responsibilities (including a material adverse change in Executive s reporting line) or (2) a material change in the geographic location at which Executive must perform his duties other than reasonably required travel on the Company’s business (for purposes of this provision, a “material change” shall not include a relocation of the Company’s headquarters to a location within fifty (50) miles of Philadelphia, Pennsylvania), in each case, within three (3) months prior to or twelve (12) months following a Change in Control, the vesting and exercisability of one hundred percent (100%) of Executive’s outstanding unvested Stock Awards, other than the Performance-Based Vesting Options and IPO Option, shall be automatically accelerated on the later of (A) the date of termination of employment or (B) the date of the Change in Control, In addition, Executive’s Stock Awards, other than the Performance-Based Vesting Options and IPO Option, may be exercised by Executive (or Executive’s guardian or legal representative) until the latest of (X) six (6) months after the date of termination of employment, (Y) with respect to any portion of the Stock Awards that become exercisable on the date of a Change in Control pursuant to this Section 4.4(b)(i), six (6) months after the date of the Change in Control, or (Z) such longer period as may be specified in the applicable Stock Award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original expiration date of such Stock Award.

(ii)         If Executive’s employment with the Company is terminated due to death or Disability, in either ease, the vesting and exercisability of twenty-five percent (25%) of Executive s outstanding unvested Stock Awards, other than the Performance-Based Vesting Options and IPO Option, shall be automatically accelerated on the date of termination of employment.

(iii)        The vesting pursuant to clauses (i) and (ii) of this Section 4.4(b) shall be cumulative. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

(c)        “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, including without limitation, the Options.

4.5      Performance and Salary Review.  The Board or its designee shall review Executive’s performance annually. Adjustments to Base Salary, Target Bonus, or other compensation, if any, and any additional giants of Stock Awards shall be made by the Board or its designee in its sole and absolute discretion.

5.   Customary Fringe Benefits.

(a)  Executive shall be eligible for all customary and usual fringe benefits generally available to senior executives at a same or similar level of responsibility at the Company, including but not limited to group health insurance (subject to Section 5(a) hereof), subject to the terms and conditions of the Company’s benefit plan documents. Executive shall be entitled to paid time-off in accordance with the Company policies. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

(b)  Executive hereby acknowledges that the Company has made available to him group health insurance under a plan maintained by the Company or its affiliate, and Executive hereby elects to decline and waive the right to receive or enroll in such health insurance coverage in exchange for the right to receive additional compensation at a rate of $25,000 per year, payable bi-weekly in accordance with the Company’s regular payroll practices (the “Supplemental Payment”), The Supplemental Payment shall be treated as taxable compensation at the time of payment and shall be subject to any tax withholding and payroll deductions required by applicable law. In the event that Executive’s waiver under this Section 5(b) is found to be ineffective under or violate the Patient Protection and Affordable Care Act or any official guidance promulgated thereunder, Executive hereby agrees to that the Supplemental Payment will terminated, and Executive will repay to the Company any Supplemental Payments received during any period for which Executive’s waiver under this Section 5(b) is found to be ineffective under or violate the Patient Protection and Affordable Care Act or any official guidance promulgated thereunder.

6.   Business Expenses.  Executive shall be reimbursed for all reasonable, out-of-pocket business expenses reasonably incurred in the performance of Executive’s duties or professional activities on behalf of the Company, including but not limited to travel expenses in accordance with the Company’s travel expense policy. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

7.   Severance.  Executive shall be entitled to receive benefits upon Executive’s Separation from Service by reason of termination of Executive’s employment with the Company only as set forth in this Section 7.

(a)  Certain Qualifying Terminations of Employment.  If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment (i) by the Company without Cause or (ii) by Executive due to, without Executive’s consent, (x) a material diminution in Executive’s authority or responsibilities (including a material adverse change in Executive’s reporting line) or (y) a material change in the geographic location at which Executive must perform his duties other than reasonably required travel on the Company’s business (for purposes of this provision, a “material change” shall not include a relocation of the Company’s headquarters to a location within fifty (50) miles of Philadelphia, Pennsylvania), in each case, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the benefits provided below:

(i)         The Company shall pay to Executive his fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Separation from Service;

(ii)        Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (A) twelve (12), multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be payable in twelve (12) equal monthly installments on the first day of each calendar month, commencing on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service; and

(iii)       In the event Executive accepts employment with an employer other than the Company during the period commencing on the ninetieth (90th) day following his Separation from Service and throughout the remainder of the severance payment period described in Section 7(a)(ii) (which acceptance may be evidenced upon the earlier of executing a written employment agreement or commencing such employment), the Company’s obligation to pay severance benefits under Section 7(a)(ii) shall immediately cease upon such acceptance of other employment, and Executive shall be obligated to inform the Company of any such acceptance within five (5) business days of such acceptance; provided, however, that this Section 7(a)(iii) shall not apply in the event Executive’s employment is terminated for any reason set forth in the first paragraph of Section 7(a) hereof within three (3) months prior to or twelve (12) months following a Change in Control.

(b)        Other Terminations.  If Executive’s employment is terminated at any time by the Company or Executive for any reason other than as set forth in Section 7(a) herein, or as a result of Executive’s death or Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid Base Salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, except as provided in Section 4.4(b), all vesting of Executive’s unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(c)        Delay of Payments.  If at the time of Executive’s Separation from Service, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s Separation from Service (or the earliest date as is permitted under Section 409A of the Code).

(d)        Release.  As a condition to Executive’s receipt of any benefits pursuant to Section 7(a) and/or Section 4.4(b) above, Executive shall execute and deliver to the Company no later than the twenty-first (21st) day after the Release is presented to him (the “Review Period”), and not revoke, a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and his termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment. In the event Executive does not execute and deliver the Release to the Company within the Review Period, or Executive revokes the Release, Executive shall not be entitled to the aforesaid payments and benefits.

(e)        Exclusive Remedy.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 7. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 7, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(f)        No Mitigation.  Except as provided in Section 7(a)(iii), Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned by Executive as the result of self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 7; provided, further, that, as provided in Section 7(a), Executive’s right to continued health care benefits following his or her termination of employment will terminate on the date on which the applicable continuation period under COBRA expires.

(g)        Return of the Company’s Property.  If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his employment in any manner, as a condition to Executive’s receipt of any post termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 7(g) prior to the receipt of any post-termination benefits described in this Agreement.

(h)        Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)        “Cause” shall mean any of the following: (i) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities to the Company or any successor or parent or subsidiary thereof which is materially injurious to the Company or any successor or parent or subsidiary thereof; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive which constitutes gross misconduct and is materially injurious to the Company or any successor or parent or subsidiary thereof; (iv) Executive’s willful and material breach of a material obligation or material duty under this Agreement, the Company’s Confidentiality and Proprietary Rights Agreement or the Company’s written employment or other written policies that have previously been furnished to Executive, which breach is not cured within thirty (30) days after written notice thereof is received by Executive; (v) Executive’s failure to comply with reasonable directives of the Board that are consistent with Executive’s job duties (which directives are not in conflict with applicable law), which failure is not cured within thirty (30) days after written notice thereof is received by Executive; or (vi) Executive’s misappropriation of any material property, including but not limited to intellectual property, of the Company or any successor or parent or subsidiary thereof.

(ii)          “Change in Control” means and includes each of the following:

(A)       the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(1)        an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(2)        an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(3)        an acquisition of voting securities pursuant to a transaction described in subsection (C) below that would not be a Change in Control under subsection (C);

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section 7(h)(ii): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or

(B)        during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (A) or (C) of this Section 7(h)(ii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(C)         the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or eighty-five percent (85%) or more of the Company’s assets, or the acquisition of assets or stock of another entity, in each case, other than a transaction

(1)        which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2)        after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided however, that no person or group shall be treated for purposes of this paragraph (iii) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(D)         the Company’s stockholders approve a liquidation or dissolution of the Company.

For purposes of subsection (A) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (C) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control if: (A) its sole purpose is to change the state of the Company’s incorporation; (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (C) it constitutes the Company’s initial public offering of its securities; or (D) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Administrator in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

The Board shall have the ministerial authority to determine whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

Notwithstanding the foregoing, a transaction or event shall be a “Change in Control” only if such transaction or event constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to Executive.

(iii)        “Disability” means the inability of Executive, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of Executive’s position with the Company or any parent or subsidiary or successor because of the sickness or injury of Executive for more than 90 consecutive days or more than 120 days in a 12 month period.

(iv)        “Separation from Service” shall mean Executive’s separation from service, as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Company (and the service recipient, as defined in Treasury Regulation Section 1.409A-1(g), that includes the Company).

(i)         Best Pay Provision.  If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives in connection with a Change in Control (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax, Employee will be responsible for all taxes associated with the Payment, All determinations required to be made under this Section 7(i), including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Executive and the Company at such time as is requested by the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Executive. Any determination by the Accounting Firm shall be binding upon Executive and the Company. For purposes of making the calculations required by this Section 7(i), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

8.   No Conflict of Interest.  During Executive’s employment with the Company, Executive shall not engage in any activity that creates an actual conflict of interest with the Company without the prior written consent of an authorized representative of the Board. Such work shall include, but is not limited to, directly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Executive’s employment with the Company, as may be determined by the Board in its sole discretion. If the Company believes such a conflict exists during Executive’s employment with the Company, the Company may ask Executive to choose to modify the scope of the other activity, discontinue the other activity, or resign employment with the Company, Moreover, during Executive’s employment with the Company, it shall not be a violation of this Agreement for Executive to (a) serve on any civic or charitable boards or committees; (b) deliver lectures, fulfill teaching or speaking engagements; (c) manage personal investments; or (d) serve as a member of the board of directors of one corporation (in addition to the Company) with the Board’s written approval, which shall not be unreasonably withheld provided, further, that any such activities must not materially interfere with Executive’s performance of his duties and responsibilities under this Agreement.

9.    Confidentiality and Proprietary Rights.  Executive and the Company have executed the Company’s Confidentiality and Proprietary Rights Agreement, a copy of which is attached to this Agreement as Exhibit B and incorporated herein by reference.

10.  Non-Interference and Nonsolicitation.  Executive understands and agrees that the Company’s employees, customers and partners and any information regarding the Company’s employees, customers and/or partners is confidential and constitutes trade secrets of the Company. Executive agrees that during his employment and for a period of one (1) year (which period the Company acknowledges is less than that required under the Company’s Confidentiality and Proprietary Rights Agreement and which, notwithstanding anything to the contrary contained in the Company’s Confidentiality and Proprietary Rights Agreement to which Executive, is a party, shall be the operative non-solicitation period for Executive) after termination of his employment, Executive will not, either directly or indirectly, separately or in association with others use the Company’s confidential information or trade secrets to interfere with, impair, disrupt or damage the Company’s relationship or business with any of its customers or partners, either by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from the Company. Additionally, notwithstanding any other provision of this Agreement, including the Company Confidentiality and Proprietary Rights Agreement incorporated herein by reference, Executive agrees that during his employment and for a period of one (1) year after the termination of his employment, Executive will not, either directly or indirectly, separately or in association with others: (a) interfere with, impair, disrupt or damage the Company’s relationship with any of its customers by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from the Company; or (b) interfere with, impair, disrupt or damage the Company’s business by soliciting, encouraging or attempting to hire any of the Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company.

11.  Remedies; Injunctive Relief.  The parties acknowledge that a breach of the covenants contained in Sections 8, 9 and 10 would cause irreparable injury and agree that in the event of any such breach the nonbreaching party shall be entitled to seek temporary, preliminary and permanent injunctive relief, as specified under Section 1281.8 of the California Code of Civil Procedure, without the necessity of proving actual damages or posting any bond or other security. In addition, the Company shall be entitled to cease all severance payments to Executive in the event of his breach of Section 8, 9 or 10.

12.  Indemnification.  Executive shall be entitled to indemnification as an officer of the Company as provided in Article VIII of the Bylaws of the Company, without regard to any future changes in Executive’s assignment or position. In addition, to the extent the Company obtains insurance providing coverage or indemnification for other officers or employees, or enters into any agreements with any other officers or employees which provide such officer or employee with rights to indemnification, Executive shall be included as a named insured in such policy and/or granted the same rights to indemnification as are provided in such other agreements.

13.  Agreement to Arbitrate.  Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in

San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules’’) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction, Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 13 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

14.  General Provisions.

14.1      Successors and Assigns.  The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and he enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to his estate,

14.2      Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

14.3      Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

14.4      Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

14.5      Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.6      Tax Withholding.  The payments made pursuant to this Agreement shall be subject to tax withholding and payroll deductions required by applicable law.

14.7      Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

14.8      Notices.  Any notice required or permitted by this Agreement, shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

14.9      Survival.  Sections 7 (“Severance”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Non-Interference and Nonsolicitation”), 11 (“Remedies; Injunctive Relief”), 12 (“Indemnification”), 13 (“Agreement to Arbitrate”) and 14 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by the Company.

14.10    Entire Agreement.  This Agreement, the Company Confidentiality and Proprietary Rights Agreement incorporated herein by reference and the Stock Option Agreement(s) referenced in Section 4.4 of this Agreement, together constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

14.11    Compliance with Section 409A of the Internal Revenue Code.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of taxes under Section 409A.

14.12    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	Jan 6 2013

Dated:	1/6/2013

LAWSON MACARTNEY

/s/ Lawson Macartney

Address:

AMBRX, INC.

By:	/s/ John D. Diekman

Name:	John D. Diekman

Title:	Chairman

SCHEDULE 1

TOTAL EQUITY OF THE COMPANY ON A FULLY DILUTED BASIS

AS OF THE EMPLOYMENT COMMENCEMENT DATE

[                         ] Shares

AMBRX, INC.

Capitalization Table (DRAFT)

As of 12/31/2012

	COMMON STOCK		PREFERRED STOCK
Holder Name	Common Stock	Options	Series A	Series A-2	Series B	Series C - First Closing	Series C - Second Closing	Series D-1	Aggregate Common Stock upon conversion of preferred	Total Shares	Fully Diluted Ownership

Tavistock Life Sciences	166,666		3,835,133	3,500,000		3,356,675	2,797,229		13,489,037	13,655,703	16.4412%
5 AM Ventures LLC	166,666		1,459,908	1,195,833		681,818	568,182		3,905,741	4,072,407	4.9031%
5 AM Co-Investors LLC			208,559	170,834		97,402	81,169		557,964	557,964	0.6718%
Versant Venture Capital II, L.P.			1,459,265	1,329,552		1,276,208	1,053,506		5,128,531	5,128,531	6.1747%
Versant Side Fund II, L.P.			13,042	11,883		11,406	9,505		45,536	45,836	0.0552%
Versant Affiliates Fund ll-A, L.P.			27,683	25,231		24,219	20,182		97,325	97,325	0.1172%
Aravis Venture I, L.P.			666,667	428,001		311,689	259,740		1,666,097	1,666,097	2.0058%
Maverick Capital				6,666,666		3,050,774	2,542,311		12,259,751	12,259,751	14.7605%
Apposite						3,677,922	3,064,935		6,742,857	6,742,357	8.1183%
CMEA Ventures			133,333	933,333		488,123	406,770		1,961,559	1,961,559	2.3617%
Glynn Capital						623,377	519,480		1,142,857	1,142,857	1.3760%
DOW						779,221	649,350		1,428,571	1,428,571	1.7200%
Healthcare Private Equity Limited Partnership						935,065	779,221		1,714,286	1,714,286	2.0640%
Twilight Venture Partners				73,600		33,681	26,067		135,348	135,348	0.1630%
Cornelius Family				193,067		88,350	73,626		355,043	355,043	0.4275%
Alexandria Real Estate Equities				333,333		152,539	127,115		612,987	612,987	0.7380%
Friends & Family			533,333	771,999		464,827	386,086		2,156,245	2,156,245	2.5981%
Roche Finance Ltd.					2,360,952	1,089,562	907,968		4,378,482	4,378,482	5.2716%
Merck Serono International								3,649,635	3,649,635	3,649,635	4.3941%
TSRI	500,000									500,000	0.6020%
Schultz / DiMarchi / Transferees/ Kaldor/ Watanabe	3,606,892									3,606,892	4.3426%
Employees / Consultants Granted or Promised		12,571,231								12,571,231	15.1355%
Lawson McCartney (Service Based Vesting Options)		3,322,300								3,322,300	4.0000%
Lawson McCartney (Performance Based Vesting Options assumes return to investors of > $420M vs IPO)		1,245,900								1,245,900	5000%
Remaining Stock Option Pool Balance		50,000								50,000	0.0502%

TOTALS	4,440,224	17,189,431	8,336,933	15,833,332	2,380,952	17,142,858	14,284,442	3,649,635	61,428,152	83,057,807	100.00%

			$1.50	$1.50	$2.10	$1.75	$1.75	$2.74

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this            day of                 ,         , between Lawson Macartney (“Executive”), and Ambrx, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Executive Employment Agreement dated as of                 , 2012 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.          General Release of Claims by Executive.

(a)        Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)          Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)         Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)        Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)        Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v)         Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement; and

(vi)        Claims Executive may have to vested or earned compensation and benefits.

(b)         EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)         Executive acknowledges that this Release was presented to him on the date indicated above and that Executive is entitled to consider this Release until the twenty-first (21st) day after that date (the “Review Period”). Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive may obtain advice concerning this Release from an attorney of his choice, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before the expiration of the Review Period, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d)         Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e)        Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after my execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above. Executive further understands that Executive will not be given any severance benefits under the Agreement until the effective date of this Release.

2.          No Assignment.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.          Paragraph Headings.  The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

4.          Severability.  The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

5.          Governing Law and Venue.  This Release is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

6.          Counterparts.  This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.          Construction.  The language in all pails of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Release or any part thereof.

8.          Entire Agreement.  This Release and the Agreement set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.

9.          Amendment.  No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board.

10.        Understanding and Authority.  The Parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	AMBRX, INC.

By:

Print Name:	Print Name:

Title:

EXHIBIT B

COMPANY CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

[Attached]

AMBRX, INC.

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

1.          Definitions.

1.1        “Company” means Ambrx, Inc., a Delaware corporation.

1.2        “Party” means the person signing this Agreement, who is an employee of Company.

1.3        “Invention” means inventions, discoveries, developments, concepts, and ideas, whether patentable, copyrightable or otherwise registrable, including but not limited to assays, targets, receptors, mask works, trademarks, trade names, logos, Internet domain names, URLs, service marks, processes, designs, techniques, data, formulas, formulations, know-how, improvements, research results, methods, formulas, techniques, devices, designs, programs (including computer programs), computer graphics, sources and object codes, other works of authorship, organisms, plasmids, expression vectors, cell lines, chemical, biological and other material and their progeny, clones and derivatives, including but not limited to all genetically-engineered plants and animals, plans and designs for testing and clinical trials, apparatus, products, as well as improvements thereof or know-how related thereto, relating to (i) any past or present business or activities of Company, or (ii) any reasonably anticipated business or activities of Company, so long as such anticipated business or activities were communicated to or known to Party during his or her employment with Company.

1.4        “Trade Secret” means, without limitation, any document or information relating to the Company’s plans for research, development, manufacturing, engineering, new products, marketing and selling, business plans, proposed research or business affiliations, joint ventures or other collaborative or business relationships, budgets and unpublished financial statements, licenses, prices and costs, supplier and customer information, and information regarding the skills and compensation of other employees of the Company, which documents or information have been disclosed to Party or known to Party as a consequence of or through Party’s employment by Company (including documents, information or Inventions conceived, originated, discovered or developed by Party), which is not generally known in the relevant trade or industry. The covenants of Sections 4 through 6 hereof shall terminate as to any Trade Secret which becomes known in the relevant trade or industry through no fault of Party.

2.          Purpose.  In recognition of the need for Company to protect its proprietary rights, and in consideration of the employment benefits to Party, and to memorialize and implement the previously existing oral agreements and implied agreement between Party and Company, this Agreement is being signed by Party.

3.          Inventions.

3.1        Disclosure.  Except for items excluded pursuant to Section 3.3, Party shall disclose promptly to Company each Invention, whether or not reduced to practice, which is conceived or learned by Party (either alone or jointly with others) during the term of his or her employment with Company. Following any termination of employment, Party shall promptly disclose in writing to Company any such Invention for which a written disclosure had not been given previously.

3.2        Company Property; Assignment.  Except for items excluded pursuant to Section 3.3, Party acknowledges and agrees that all Inventions which are discovered, conceived, developed, made, produced or prepared by Party (alone or in conjunction with others) during the duration of Party’s employment with Company shall be the sole properly of Company. Said property rights of Company include without limitation all domestic and foreign patent rights, rights of registration or other protection under the patent and copyright laws, and all other rights pertaining to the Inventions. Party further agrees that all services, products and Inventions that directly or indirectly result from engagement with Company shall be deemed “works for hire” as that term is defined in Title 17 of the United States Codes and accordingly all rights associated therewith shall vest in the Company. Notwithstanding the foregoing, Party hereby assigns to Company all of Party’s right, title and interest in any such services, products and Inventions, in the event any such services, products and Inventions shall be determined not to constitute “works for hire.” To the extent any of the rights, title and interest to such services, products and Inventions cannot be assigned to Company, Party hereby grants to Company an exclusive, royalty-free, fully paid-up, transferable, irrevocable, worldwide license (with the right authorize and grant sublicenses through multiple tiers of sublicensees) to practice all applicable patent, copyright, trade secret or other proprietary or intellectual property rights relating to any such services, products or Inventions.

3.3        Exclusion Notice.  Party has identified on Exhibit “A” attached hereto all Inventions, applicable to the business of Company or relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by Party prior to Party’s employment with Company (collectively, the “Prior Inventions”), and Party hereby represents that such list is complete. The assignment by Party of Inventions under this Agreement does not apply to Prior Inventions made by Party. If there is no such list on Exhibit “A”, Party represents that Party has neither conceived, reduced to practice, created, derived, developed, or made any such Prior Inventions at the time of signing this Agreement. Additionally, Party is not required to assign an idea or invention where the invention or idea meets all of the following criteria, namely that the invention or idea: (i) was created or conceived without the use of any of Company’s equipment, supplies, facilities, or trade secret information, and (ii) was developed entirely on Party’s own time, and (iii) does not relate to the business of Company, and (iv) does not relate to Company’s actual or demonstrably anticipated business, research or development, and (v) does not result from any work performed by Party for Company.

3.4        Patents and Copyrights: Attorney-in-Fact.  Both before and after termination of this Agreement (and with reasonable compensation to be paid by Company to Party for any activities after termination), Party agrees to assist Company to apply for, obtain and enforce patents on, and to apply for, obtain and enforce copyright protection and registration of, the Inventions described in Section 3.2 in any and all countries. To that end, Party shall (at Company’s request and expense) without limitation, testify in any proceeding, and execute any documents and assignments determined to be necessary or convenient for use in applying for, obtaining, registering and enforcing patent or copyright protection involving any of the Inventions. If Party is no longer employed by Company at the time when Party’s assistance is needed, then Party and Company will cooperate to minimize any adverse impact on Party’s new employment, to the extent reasonably feasible. Party hereby irrevocably appoints Company, and its duly authorized officers and agents, as Party’s agent and attorney-in-fact to act for and in behalf of Party in filing all patent applications, applications for copyright protection and registration, amendments, renewals, and all other appropriate documents in any way related to the Inventions described in Section 3.2.

3.5        Maintenance of Records.  Party agrees to keep and maintain adequate and current written records of all Inventions made by Party (solely or jointly with others) during the term of employment with Company. The Records will be in the form of notes, sketches, drawings, and any other format that may be specified by Company. The records shall be maintained solely on the Company premises and shall be available to and remain the sole property of Company at all times.

4.          Trade Secrets.

4.1        Acknowledgment of Proprietary Interest.  Party recognizes the proprietary interest of Company in any Trade Secrets of Company, Party acknowledges and agrees that any and all Trade Secrets of Company shall be and are the property of Company, including without limitation, any such Trade Secrets which may be developed by Party while Party remains employed by Company.

4.2        Covenant Not to Divulge Trade Secrets.  Party acknowledges and agrees that Company is entitled to prevent the disclosure of Trade Secrets of Company. As a portion of the consideration for the employment of Party and for the compensation being paid to Party by Company, Party agrees at all times during the term of the employment by Company and thereafter that Party will hold in strictest confidence, and not use, disclose, allow others to use, or allow to be disclosed to any person, organization, or corporation, Trade Secrets of Company, including Trade Secrets developed by Party, other than disclosures to persons engaged by Company to further the business of Company, and other than use in the pursuit of the business of Company.

4.3        Confidential Information of Others.  Party represents and warrants that if Party has any confidential information belonging to others, Party will not knowingly use or disclose to Company any such information or documents, Party represents that, to the best of his or her knowledge, his or her employment with Company and performance under this Agreement will not require Party to violate any obligation to or confidence with any other party. To the extent that Company receives from third parties their confidential or proprietary information subject to a duty on Company to maintain the confidentiality of such information and to use it only for certain limited purposes, Party hereby agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Party’s work for Company consistent with Company’s agreement with such third party.

5.          No Adverse Use.  Party will not at any time during the term of employment or thereafter use Company’s Trade Secrets or Inventions in any manner which may directly or indirectly have an adverse effect upon Company’s business, nor will Party perform any acts which would tend to reduce Company’s proprietary value in Company’s Trade Secrets or Inventions. In addition, following any termination of Party’s employment, Party shall not engage, directly or indirectly, for the benefit of any other organization or Company, in any activity or employment in the performance of which any of Company’s Trade Secrets obtained by Party during the course of his or her employment with Company would inevitably be used. These covenants shall not limit in any way Party’s obligation not to use or disclose Company’s Trade Secrets as set forth in Section 4.2 above.

6.          Return of Materials at Termination.  In the event of any termination of Party’s employment, Party will promptly deliver to Company all materials (including, but not limited to, documents, drawings, models, apparatus, sketches, designs, laboratory notebooks, chemical and biological reagents (i.e., cell lines, vectors, plasmids and the like)), property, documents, data, and other information belonging to Company or pertaining to Trade Secrets or Inventions. Party shall not take any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to Company or containing or pertaining to any Trade Secrets or Inventions. Upon termination of Party’s employment with Company, or at any time on the request of Company prior to termination, Party will promptly (but no later than five days after the earlier of Party’s termination of employment or Company’s request) destroy or deliver to Company, at Company’s option (a) all materials furnished to Party by Company, (b) all tangible media of expression which are in Party’s possession and which incorporate any

Inventions or Trade Secrets or otherwise relate to the business of the Company and (c) written certification of Party’s compliance with his or her obligations under this Section in the form attached hereto as Exhibit “B”.

7.          No Conflict of Interest During Employment.  For the duration of the employment relationship (and any consulting relationship), Party agrees to not pursue any activities, directly or indirectly, that creates a conflict of interest with Company, including but not limited to competing with the existing or planned business of Company.

8.          Remedies Upon Breach.  In the event of a breach by either party of the provisions in this Agreement, the nonbreaching party shall be entitled, if it so elects, to obtain injunctive relief as specified by California Civil Procedure Code section 1281.8, to enjoin the breaching party from violating any of the terms of this Agreement, or to enforce the specific performance by the breaching party of any of the terms of this Agreement, but nothing herein contained shall be construed to prevent such remedy or combination of remedies as the nonbreaching party may elect to invoke or pursue. The failure of either party to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

9.          Exception.  Notwithstanding the foregoing, if Party is required by a binding court or governmental order to disclose specified information, and Company has been given reasonable advance written notice thereof to enable Company to oppose the same, then Party may make such limited disclosures as are necessary to comply with said order.

10.        Applicable Provisions.  The undersigned Party acknowledges and agrees that the foregoing provisions were understood and agreed to be applicable from the outset of Party’s association with Company, and that the foregoing provisions shall remain applicable for the duration of his or her employment with Company, and thereafter to the extent applicable as set forth above.

11.        No Solicitation.  Due to the confidential and proprietary nature of the Inventions and Trade Secret to which Party has been exposed, or which Party will learn or be exposed to, while at Company, Party agrees that during the term of his or her employment with Company and for a period of two (2) years thereafter, Party will not: (a) solicit, encourage, or cause others to solicit or encourage any employee of Company to terminate his or her employment with Company; or (b) interfere with, disrupt or impair, or cause others to interfere with, disrupt or impair any of Company’s collaborations, business relationships or strategic partnerships with any third parties.

12.        General Provisions.

12.1    Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter. This Agreement supersedes all prior or contemporaneous agreements or understandings, whether oral or written, on the same subjects, and this agreement cannot be modified unless such modification is in writing and signed by me and by an authorized representative of the Company.

12.2    Severability.  In the event any provision of this Agreement is found unenforceable by an arbitrator or court of competent jurisdiction, that provision will be deemed modified to the extent necessary to allow enforceability of the provision as so limited.

12.3    Applicable Law; Jurisdiction.  This Agreement will be interpreted, construed and enforced under the laws of the State of California. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for the resolution of any matter arising out of or relating to this Agreement.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

DATED:	____________________
Party’s Signature

Party’s Name (Print)

AMBRX, INC.

DATED:	____________________	By:

EXHIBIT A

Inventions Owned by Party Prior to

Commencement of Employment

(Attach and sign additional sheets if necessary

DATED:	____________________
Party’s Signature

Party’s Name (Print)

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any research materials or papers, laboratory notebooks, software programs, financial information, business or market information that falls within the definition of “Trade Secret” in the Confidentiality and Proprietary Rights Agreement (the “Agreement”) between me and Ambrx, Inc. (“Ambrx”); or any reproductions or copies of the aforementioned items belonging to Ambrx.

I further certify that I have complied with all the terms of the Agreement, including the provisions regarding the disclosure of Inventions and the return of materials, property or Trade Secrets.

I further acknowledge and agree that, in compliance with the Agreement, I will keep in confidence and trust all proprietary or confidential information, including but not limited to all Inventions and Trade Secrets, and I will not disclose or use the same without the prior written consent of Ambrx.

I acknowledge that I have carefully read all of the provisions of this certification and that I understand and will fully and faithfully comply with such provisions.

DATED:	____________________
Party’s Signature

Party’s Name (Print)

[Not to be completed until termination of employment]